EXHIBIT 99.4

WILLIAM LYON HOMES, INC.

Tender of

7 5/8% Senior Notes due 2012 (including the guarantees thereof),

which are not registered under the Securities Act of 1933,

in exchange for

7 5/8% Senior Notes due 2012 (including the guarantees thereof),

which have been registered under the Securities Act of 1933

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON                     , 2005, UNLESS EXTENDED (THE “EXPIRATION DATE”). OLD NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. AFTER THE EXPIRATION DATE HAS BEEN EXTENDED, OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER AS OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE MAY NOT BE WITHDRAWN AFTER THE DATE OF THE PREVIOUSLY SCHEDULED EXPIRATION DATE.

To Registered Holders and The Depository Trust Company Participants:

We are enclosing herewith the materials listed below relating to the offer by William Lyon Homes, Inc., a California corporation (the “Issuer”), to exchange its 7 5/8% senior notes due 2012 (including the related guarantees thereof, the “Old Notes”), which are not registered under the Securities Act of 1933, for a like aggregate principal amount of the Issuer’s new 7 5/8% senior notes due 2012 (including the related guarantees thereof, the “New Notes”), which have been registered under the Securities Act of 1933, respectively, upon the terms and subject to the conditions set forth in the Issuer’s Prospectus, dated [                    ], 2004 (the “Prospectus”) and the related Letter of Transmittal (which, together with the Prospectus constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery; and

4.	Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

The Company will not pay any fee or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent.